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                                  EXHIBIT 5.1

                                 [Letterhead]


                                March 28, 2000

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California 93012

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to (i) 750,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), deliverable in accordance with the Vitesse International, Inc. 1999 International Stock Plan as referred to in such Form S-8 and (ii) 5,446,182 shares of the Company's Common Stock deliverable in accordance with the Vitesse Semiconductor Corporation 1991 Stock Option plan, (together, "the Plans").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plans as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plans, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell
                                                     Davis Polk & Wardwell